Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated December 28, 2020, with respect to the financial statements and financial highlights of Nuveen Dynamic Municipal Opportunities Fund, as of October 31, 2020, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Base Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information filed on Form N-2.

/s/ KPMG LLP

Chicago, Illinois

August 26, 2021